                                  LICENSE AGREEMENT


    This Agreement made this 1st day of April, 1986, by and between TEKSYN INC., hereinafter referred to as "TEK", an Indiana Corporation, of 9002 Purdue Road, Suite 200, City of Indianapolis, State of Indiana and SOURCEMATE INFORMATION Systems, INC., hereinafter referred to as "SIS" a California Corporation, of 20 Sunnyside Avenue, City of Mill Valley, State of California.

    TEK is presently developing a vertical market microcomputer program which is known as "TEKSYN SYSTEMS", and which shall be referred to in this agreement as "TEK SYSTEM", and which is further described on Attachment A.

    SIS owns and has the right to grant licenses in certain computer software and TEK desires to acquire a license to use and modify such programs, and reproduce and distribute copies of such programs as an integral part of the TEK SYSTEMS. This software, which is described on Attachment B, is known as and shall be referred to in to this Agreement as "ACCOUNTMATE".

    IT IS THEREFORE MUTUALLY AGREED AS FOLLOWS:

    1.   DEFINITIONS

    (a) "SUPPORTING DOCUMENTATION" shall mean an instruction guide or manual designed to teach the inexperienced user how to operate ACCOUNTMATE and information describing the format, organization and content of machine readable diskettes to be supplied to TEK under the term of this Agreement.

    (b) "VAR PRICES" shall mean the current published price of ACCOUNTMATE associated materials, and enhancements less the average discount allowed to value added remarketers of such items for the same volume sales experienced by TEK. The term "Value Added Remarketer" shall not be construed or interpreted to include or imply any right to license any third party ACCOUNTMATE or subsequent duplication, copying or publication.

    2.   ITEMS PROVIDED BY SIS

    (a) SIS shall furnish TEK a current computer copiable version of ACCOUNTMATE in source code form.

    (b) SIS shall furnish TEK one copy of any supporting documentation developed by SIS.

    (c) Under a license, TEK shall be allowed to use ACCOUNTMATE and supporting documents and enhancements from SIS for the royalties shown in paragraph 6.



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    3.   MAINTENANCE AND MODIFICATION

    (a) During the term of this Agreement, if TEK notifies SIS in writing of program errors or SIS has other reasons to believe that errors exist in ACCOUNTMATE, SIS shall use its best efforts to verify and fix the errors. SIS shall notify TEK if an error cannot be verified within a reasonable time. Error corrections shall be machine readable and shall be such that TEK can update ACCOUNTMATE. Necessary changes in supporting documentation shall be provided to TEK , at no charge to TEK, within four weeks after machine readable error corrections are made.

    (b) TEK shall have the right to receive all enhancements or modifications to ACCOUNTMATE which are undertaken or completed at the initiative of SIS at the license fee provided to VARs. TEK may accept or reject any such enhancements or modifications.

    (c) TEK has the right to modify ACCOUNTMATE programs in any way necessary to meet the requirements of the TEK SYSTEM. SIS has no obligation to support or correct faults or bugs in ACCOUNTMATE programs which arise from modifications done by TEK.

    4.   NEW PROGRAM MODULES

    (a) As SIS introduces new modules of ACCOUNTMATE, TEK shall have the same right of license and use of such modules as defined within this agreement on modules as described in attachment B. The royalty prices for the new modules shall maintain the same relative percentage of the list price as the royalty outlined under section 6a for the Modules described in Attachment B.

    5.   LICENSE

    SIS hereby grants to TEK a nonexclusive worldwide license to use ACCOUNTMATE in the TEK SYSTEM, to modify ACCOUNTMATE and to reproduce and distribute copies of ACCOUNTMATE as a part of the TEK SYSTEM.

    6.   INITIAL ROYALTY SCHEDULE

    (a) In consideration for the rights and license granted herein, and subject to the conditions set forth elsewhere in this agreement, TEK shall pay SIS on sales or transfers of ACCOUNTMATE as follows:


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    UNITS SOLD                         PER UNIT ROYALTY PAID TO SIS

                             Single User                  Multi-User
                               Version

      1-10                     $870.00                     $1,131.00
     11-50                     $761.25                     $  989.63
     51-100                    $652.50                     $  848.25
    101-200                    $587.25                     $  763.43
    201-350                    $522.00                     $  678.60
    351 & more                 $435.00                     $  565.50

    (b) After sale or transfer of 500 units, the parties shall negotiate in good faith the royalty payments due to SIS for all future sales or transfers of ACCOUNTMATE. For all sales of ACCOUNTMATE during such negotiation period until the parties agree on a mutually satisfactory royalty payment, TEK shall pay SIS a royalty of $435.00 per unit for a single user version and allow indefinitely $565.50 for a multi-user version. As long as TEK continues to pay such royalties as described above, this agreement shall continue, unless terminated for causes described elsewhere in this agreement.

    (c) After 1 year from the date of this agreement, SIS may increase the above royalties in direct proportion to the percent increases of the VAR PRICES during that one year period.

    (d) Payments shall be made to SIS within ten (10) days of each month during the term of this agreement, for the units sold and delivered during the preceding month.

    7.   ACCOUNTING

    (a) TEK shall keep accurate records covering all transactions relating to ACCOUNTMATE sales and transfers. At the time each payment is due SIS, TEK shall furnish SIS with a statement setting forth the number of programs sold. SIS and/or SIS's agent upon giving ten (10) calendar days written notice, shall have the right to inspect these records during normal business hours at TEK's place of business. If any difference between TEK payments and TEK's records of ACCOUNTMATE transaction is found to be greater than 10% of the TEK payments for any 3 month period, TEK shall pay any expense reasonably incurred in conducting the audit.

    8.   WARRANTIES

    (a) SIS warrants that SIS has the legal right to grant TEK the license set forth in this agreement and that such license does not infringe on any third party's property or proprietary rights.

    (b) OTHER THAN THE WARRANTIES SET FORTH IN PARAGRAPH a. ABOVE, SIS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE PROGRAMS


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INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND OR
FITNESS FOR A PARTICULAR PURPOSE.

    9.   COPYRIGHT NOTICES

    (a) SIS's copyright notice shall be placed on the software source code documents as follows: Copyright (c) 1984 Sourcemate Information Systems, all rights reserved.

    (b) Should TEK incorporate complete pages of SIS's supporting documentation or user guide into TEK's end user material or supporting documentation, all copies of such end user material shall contain an appropriate copyright notice in the name of SIS.

    (c) TEK shall have the right to place it's own copyright notice on CRT display screens and user documents as long as such notices are related to TEK Systems. Nothing in this paragraph shall be construed to imply an assignment of copyright or waiver of any proprietary interests of SIS, other than that granted in Section 5 above.

    10.  PROPRIETARY INFORMATION

    (a) TEK acknowledges that the ACCOUNTMATE program, which is described in Attachment B to this Agreement and all related materials, manuals and other documentation, constitute valuable property of SIS and that all trade secrets, copyrights, trademarks and other ownership rights in ACCOUNTMATE remain exclusively in SIS.

    (b) SIS acknowledges that the TEK SYSTEM, which is described in Attachment A to this Agreement and all related materials, manuals and other documentation, included any modifications of ACCOUNTMATE made by or paid for by TEK, constitute valuable property of TEK and that all trade secrets, copyrights, trademarks and other ownership rights in the TEK SYSTEM remain exclusively in TEK.

    (c) TEK acknowledges that SIS reserves all rights with respect to ACCOUNTMATE under all applicable laws for the protection of proprietary information, including, but not limited to trade secrets, copyrights, trademarks and patents.

    (d) SIS acknowledges that TEK reserves all rights with respect to TEK SYSTEMS under all applicable laws for the protection of proprietary information, including, but not limited to trade secrets, copyrights, trademarks and patents.

    (e) TEK shall not enuse or permit any unauthorized distribution, copying, reproduction or disclosure of ACCOUNTMATE.


                                         -4-
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    11.  INDEMNIFICATION

    (a) Provided that TEK promptly notifies SIS of all claims, SIS shall defend TEK against claims that ACCOUNTMATE infringed the patent, copyright, trade secret of other proprietary right of any third party and shall pay all court costs, legal fees, and any damages finally awarded.

    (b) Provided that SIS promptly notifies TEK of all claims, TEK shall defend SIS against claims that arise from or concern TEK's marketing, manufacturing, or distribution of TEK SYSTEM other than a claim regarding performance of ACCOUNTMATE and shall pay all court costs, legal fees, and any damages finally awarded.

    12.  TERM AND TERMINATION

    (a) The initial term of this agreement shall be for one year. At the expiration of the initial term, this Agreement shall automatically renew for successive one year periods.

    (b) Either party shall have the right to terminate this agreement in the event that the other party commits a material breach of its obligations. Termination shall be made by written notice, sent by certified mail to the breaching party, which sets forth the details of the breach. Termination shall become effective thirty (30) days from the date the notification of intent to terminate is mailed, unless the breaching party has corrected the breach prior to that thirty (30) day period.

    (c) Notwithstanding clause a above, termination shall be effective immediately if one or more of the following events occur:

         (1)  A petition of bankruptcy is filed by or against TEK.

         (2) TEK ceases through no fault of SIS to make ACCOUNTMATE available to buyers for more than forty-five days, unless such cessation is caused by delays in the initial development of the TEK SYSTEM field problems with the TEK SYSTEM requires cessation of marketing until these problems are actively resolved.

         (3)  TEK announces that it intends to cease publishing the TEK SYSTEM.

         (4) Major defect in ACCOUNTMATE which renders it unmarketable, for the use intended by SIS, occurs for more than forty-five days which is not cured by SIS.

    (d) Notwithstanding termination of this agreement, the following obligations and rights shall continue in full force and effect;

         (1) All obligations under sections concerning Proprietary Rights, Payment and Indemnification of this Agreement shall survive and continue to bind the parties for two years after the date of termination.


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

         (2) Persons in companies who obtained ACCOUNTMATE prior to termination shall continue to have the right to use ACCOUNTMATE.

    13.  ATTORNEY'S FEES

    If any legal action, including arbitration, arises under this agreement or by reason of any asserted breach of it, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorney's fees, incurred as a result of such a legal action.

    14.  GENERAL PROVISIONS

    (a) TEK may not sell, transfer, assign, allocate or subcontract any rights of this agreement without the prior written consent of SIS.

    (b) The provisions of this agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

    (c) Either party's failure to enforce any provision of this agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing the other provisions of this agreement.

    (d) Any notice from one party to the other required by this agreement shall be deemed made on the date of mailing, if sent by certified mail and addressed to the address specified below:

                         SOURCEMATE INFORMATION Systems, INC.
                                 20 Sunnyside Avenue
                            Mill Valley, California  94941
                                        U.S.A.


                                     TEKSYN, Inc.
                             9002 Purdue Road, Suite 200
                             Indianapolis, Indiana  46268
                                        U.S.A.

    (e) This contract shall be construed under the laws of the State of California.

    (f) This Agreement sets forth the entire agreement of the parties; it may be changed or modified only in a writing signed by both parties.


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    (g)  This contract is binding upon and shall inure to the benefit of the legal successors and assigned to the parties.


Dated: 6/18/86                         SOURCEMATE INFORMATION Systems, INC.


                                       By:/s/ Ben Tse
                                          -------------------------------
                                          Ben Tse, President



Dated: 6/12/86                         TEKSYN, INC.


                                       By:/s/ Gerald V. Roch
                                          -------------------------------
                                          Gerald V. Roch, President


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                                     ATTACHMENT A

                              DESCRIPTION OF TEK SYSTEM


The TEK SYSTEM is an integrated package of software ranging from word processing thru order entry, material control, production control, job costing, accounting and human resources. This package is specifically designed to improve the decision making ability and operating efficiency of small businesses typically employing less than 200 people.


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                                     ATTACHMENT B

                      DESCRIPTION OF ACCOUNTMATE PROGRAM MODULES


General Ledger

Accounts Payable

Sales Order

Manufacturing Inventory Control

Payroll


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